EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION

Fiscal 2007 First Quarter Financial Results
Contact: John Gibson — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
AMERICAN PACIFIC REPORTS 112% REVENUE INCREASE FOR FISCAL 2007 FIRST QUARTER
LAS VEGAS, NEVADA, February 13, 2007 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2007 first quarter ended December 31, 2006.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Quarter Ended December 31, 2006
•	Revenues increased 112% to $34.9 million from $16.5 million in the prior year quarter.

•	Operating income was $4.4 million compared to an operating loss of $1.1 million in the prior year quarter.

•	EBITDA was $9.7 million compared to EBITDA of $2.6 million for the prior year quarter.

•	Diluted earnings per share from continuing operations was $0.09 compared to a diluted loss per share from continuing operations of ($0.11) for the prior year quarter.
We acquired our Fine Chemicals segment, or AFC, effective November 30, 2005. Financial results for the first quarter of fiscal 2007 include three months of contribution from AFC compared to one month from AFC for the first quarter of fiscal 2006.
CONSOLIDATED RESULTS OF OPERATIONS
Quarter Ended December 31, 2006 compared to Quarter Ended December 31, 2005
Revenues — Revenues for our first quarter of fiscal 2007 increased 112% to $34.9 million reflecting:
•	Three months of revenue from our Fine Chemicals segment in our fiscal 2007 first quarter compared to one month of revenue from our Fine Chemicals segment in our fiscal 2006 first quarter.

•	Increases in Specialty Chemicals revenues driven primarily by higher Grade I AP volume in our fiscal 2007 first quarter.

•	Revenue declines in our Aerospace Equipment and Other Businesses segments.
See further discussion of revenues under our Segment Highlights.
Cost of Revenues and Gross Margins — Cost of revenues increased $9.9 million, or 81%, to $22.0 million for the fiscal 2007 first quarter from $12.1 million for the first quarter of fiscal 2006. The gross margin percentage was 37% compared to 26%.
The following factors affect our consolidated gross margin comparisons:
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Exhibit 99.1 Page 1

•	Specialty Chemicals gross margin dollars and as a percentage of revenues improved primarily as a result of the higher Grade I AP volume and the related effect on perchlorate gross margin percentage that results from better absorption of relatively fixed depreciation and amortization that is included in cost of sales.

•	Fine Chemicals segment gross margins improved due to better production efficiency.

•	Aerospace Equipment segment gross margin improved in dollars and as a percentage of revenues, despite a decline in revenue. The improvement is primarily attributed to changes in product mix. The prior year quarter included work performed under certain development contracts at lower gross margin rates.

•	Gross margin dollars from our Other Businesses segment is consistent with the prior year quarter.
Operating Expenses - Operating expenses increased $3.0 million, or 56%, in the first quarter of fiscal 2007 to $8.5 million from $5.5 million in the first quarter of fiscal 2006. As a percentage of revenues, operating expenses were 24% and 33% for the first fiscal quarter of 2007 and 2006, respectively. The increases in operating expenses are substantially due to AFC and reflect:
•	An increase in AFC operating expenses due to the inclusion of three months in the fiscal 2007 first quarter compared to one month in the prior year quarter. AFC operating expenses for the first quarter of fiscal 2007 include $0.3 million of amortization expense related to intangible assets.
•	A reduction in corporate expenses from $3.3 million to $2.8 million.
SEGMENT HIGHLIGHTS
Quarter Ended December 31, 2006 compared to Quarter Ended December 31, 2005
Specialty Chemicals Segment
•	Revenues increased 151% to $11.8 million from $4.7 million.
•	Operating profit was $3.5 million, or 30% of revenues for the current year quarter compared to $0.4 million, or 9% of revenues for the prior year quarter.
•	EBITDA was $4.8 million, or 41% of revenues, compared to $1.7 million, or 36% of revenues for the prior year quarter.
The increase in revenue is primarily due to greater perchlorate, specifically Grade I AP, volume during the first quarter of fiscal 2007 at more favorable pricing. Grade I AP revenues are typically derived from relatively few large orders. As a result, quarterly comparisons can vary significantly depending on the timing of individual orders throughout the year. The Specialty Chemicals segment revenue increase also includes an increase in sales of sodium azide, primarily for pharmaceutical uses. Halotron revenues were consistent with the prior year quarter.
The improvement in operating profit, as a percentage of sales, is due primarily to the above-mentioned improvement in perchlorate gross margin. The improvements in perchlorate gross margin were offset slightly by higher Specialty Chemicals operating expenses and losses from our azide products.
The improvement in Specialty Chemicals EBITDA margin is primarily due to the mix of product sales. The first quarter of fiscal 2007 includes a greater percentage of higher-margin perchlorate products.
We continue to believe that over the next several years, overall annual demand for Grade I AP will be stable compared to fiscal 2006 demand. Quarterly revenues should continue to vary depending on the timing of customer orders during the year.
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Exhibit 99.1 Page 2

Fine Chemicals Segment
•	Revenues were $17.6 million compared to revenues(a) of $5.2 million and pro forma(b) revenues of $23.4 million in the prior year quarter.
•	Operating profit was $2.9 million compared to operating profit(a) of $1.0 million for the prior year quarter.
•	EBITDA was $6.6 million, or 38% of revenue, compared to EBITDA(a) of $2.3 million, or 44% of revenue in the prior year quarter.
(a)	Revenues, operating profit and EBITDA for the prior year quarter reflect one month of AFC operations from November 30, 2005.
(b)	Pro forma revenues assumes that AFC was acquired effective October 1, 2005.
Revenues for the first quarter decreased $5.8 million versus the pro forma first quarter of fiscal 2006. The decrease is primarily attributable to the timing of revenue recognition for two energetic chemistry projects partially offset by an increase in revenues from sales of chiral compounds. The two energetic chemistry projects involve a production process than spans more than one quarter; production processes for larger projects typically span more than one quarter. Contractual terms also affect the timing of when revenues are recognized. The increase in revenues from sales of chiral compounds reflects the additional production capacity added with the commissioning of a new simulated moving bed, or SMB, facility in fiscal 2006.
Revenues, operating profit and EBITDA increased compared to the prior year quarter due to the first quarter results for fiscal 2006 including only one month of activity. In addition, on a pro forma basis, EBITDA as a percentage of revenues improved in the first quarter of fiscal 2007 largely due to more efficient production.
Customer orders remain at near-record levels and AFC continues to operate its facilities at a very high level of efficiency.
Aerospace Equipment Segment
•	Revenues decreased 14% to $4.0 million from $4.6 million.
•	Operating profit was $0.2 million compared to $0.3 million.
The revenue decline during the first quarter of fiscal 2007 is primarily due to activity on certain contracts being delayed several months to accommodate additional test procedures and other customer schedule adjustments.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Operating Cash Flows — Cash flows used by operating activities improved by $1.7 million. Operating activities used cash of $4.0 million for the fiscal 2007 first quarter compared to a use of cash of $5.7 million for the prior year quarter.
Significant components of the change in cash flow from operating activities for the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006 include:
•	An increase in cash provided by EBITDA of $7.0 million.
•	An increase in cash used to fund working capital increases of $3.9 million.
•	An increase in cash used for interest payments of $2.2 million.
•	A reduction in cash used for environmental remediation of $1.7 million.
•	Other increases in cash used for operating activities of $0.9 million.
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Exhibit 99.1 Page 3

The increase in cash used to fund working capital is primarily attributed to our Fine Chemicals segment which experienced increases in inventory during the first quarter of fiscal 2007. We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter.
Therefore, in any given quarter, work-in-progress inventory can increase significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Liquidity — As of December 31, 2006, we had cash balances of $1.7 million and no amounts drawn against our then $10.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit facilities.
Debt — During the first quarter of fiscal 2007, our total debt (including $6.0 million due to GenCorp under an AFC earnout obligation which is classified as an accrued liability) decreased by $6.0 million from $113.4 million to $107.4 million. The reduction in debt reflects principal payments on our first lien term loan of $7.3 million, offset by the accrual of payment-in-kind interest on our seller subordinated note.
Senior Notes / Refinancing — On February 6, 2007, we issued and sold $110.0 million aggregate principal amount of 9.0% Senior Notes due February 1, 2015 (the “Senior Notes”). The Senior Notes are guaranteed on a senior unsecured basis by all of our existing and future material U.S. subsidiaries. The indenture, registration rights agreement and other related documentation have terms and conditions that include, but are not limited to:
•	Restrictions as to our ability to redeem the Senior Notes prior to their stated maturity.
•	Restrictions on our ability to incur additional debt, make restricted payments or sell assets.
•	Customary events of default.
•	A requirement for us to offer to exchange the Senior Notes for substantially identical notes or to register the Senior Notes.

Net proceeds from the issuance of the Senior Notes were used to:
•	Repay all outstanding principal and interest on our first lien term loan and terminate the related commitment.
•	Repay all outstanding principal and interest, including a pre-payment penalty of approximately $0.4 million, on our second lien term loan and terminate the related commitment.
•	Fund an earnout payment of $6.0 million due to GenCorp Inc. related to our acquisition of AFC.
•	Fund a negotiated early retirement of a subordinated seller note and accrued interest due to GenCorp Inc. at a discount from the stated amount of the note.
As of December 31, 2006, we had capitalized costs for the issuance of our first and second lien term loans. As a result of these refinancing activities, we expect to write-off these costs, resulting in a non-cash charge in our fiscal 2007 second quarter of approximately $2.5 million. Cost incurred to issue the Senior Notes will be capitalized and amortized over the term of the Senior Notes.
Revolving Credit Facility — Concurrent with the issuance of the Senior Notes, we entered into an Amended and Restated Credit Agreement which provides a secured revolving credit facility in an aggregate principal amount of up to $20.0 million (the “Revolving Credit Facility”) with an initial maturity in 5 years. The Revolving Credit Facility contains customary covenants, restrictions and events of default. Financial covenants include requirements for total leverage ratio of less than or equal to 5.25 to 1.00, and interest coverage ratio of at least 2.50 to 1.00.
OTHER 1st QUARTER EVENTS
As previously disclosed, several other key events occurred during our first quarter of fiscal 2007:
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Exhibit 99.1 Page 4

•	Effective in October 2006, Dr. Joseph Carleone joined our management as President and Chief Operating Officer.
•	We concluded the sale of our packaged explosives joint venture and collected $7.5 million in October 2006.
•	In December 2006, we completed construction of our remediation facility in Henderson, Nevada and moved to the operating and maintenance phase of this project
OUTLOOK
We are reiterating our guidance for fiscal year 2007. We expect revenues to exceed $170.0 million with EBITDA of at least $35.0 million and operating profit, before interest and taxes, of at least $12.0 million, reflecting continued improvement in our operating performance. Growth is expected to come primarily from our Fine Chemicals segment and should also be supported by slightly improved demand for Grade I AP from our Specialty Chemicals segment and the continued strong backlog for our Aerospace Equipment segment. We are currently anticipating that capital expenditures for fiscal year 2007 will be approximately $13.0 million.
“We continue to be optimistic about our operations and future opportunities. We believe that our new capital structure will provide us the flexibility to allow us to reinvest in our business and pursue these opportunities over the coming years,” said John R. Gibson, Chief Executive Officer.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering the 2007 fiscal first quarter financial results. The investor teleconference will be held Tuesday, February 13, 2007, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2750 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 8425788. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation all statements regarding our beliefs about future demand for Grade I AP, our Fine Chemicals segment order and operations levels, our working capital changes and future variations, our expected write-offs due to our refinancing and all statements in the “Outlook” section of this press release. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, failure to comply with our customer’s specification and manufacturing instructions or timing and delivery requirements, schedule delays in our manufacturing processes, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes and the other risks and uncertainties detailed in our filings with the Securities and Exchange Commission. Readers of this release
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Exhibit 99.1 Page 5

are referred to our Annual Report on Form 10-K for the year ended September 30, 2006 for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three months ended December 31, 2006 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the key active ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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Exhibit 99.1 Page 6

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended
	December 31,
	2006	2005
Revenues	$34,888	$16,485
Cost of Revenues	21,980	12,139

Gross Profit	12,908	4,346
Operating Expenses	8,513	5,465

Operating Income (Loss)	4,395	(1,119)
Interest and Other Income	94	875
Interest Expense	3,303	1,069

Income (Loss) from Continuing Operations before Income Tax	1,186	(1,313)
Income Tax Expense (Benefit)	547	(523)

Income (Loss) from Continuing Operations	639	(790)
Loss from Discontinued Operations, Net of Tax	—	(515)

Net Income (Loss)	$639	$(1,305)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.09	$(0.11)
Discontinued Operations, Net of Tax	—	(0.07)

Net Income (Loss)	$0.09	$(0.18)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.09	$(0.11)
Discontinued Operations, Net of Tax	—	(0.07)

Net Income (Loss)	$0.09	$(0.18)

Weighted Average Shares Outstanding:
Basic	7,324,000	7,297,000
Diluted	7,367,000	7,297,000
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Exhibit 99.1 Page 7

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	December 31,	September 30,
	2006	2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,684	$6,872
Accounts Receivable	17,538	19,474
Notes Receivable	—	7,510
Inventories	53,674	39,755
Prepaid Expenses and Other Assets	2,421	1,845
Deferred Income Taxes	1,887	1,887

Total Current Assets	77,204	77,343
Property, Plant and Equipment, Net	120,027	119,746
Intangible Assets, Net	9,966	14,237
Deferred Income Taxes	21,701	21,701
Other Assets	6,237	6,428

TOTAL ASSETS	$235,135	$239,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$16,520	$11,158
Accrued Liabilities	11,875	11,257
Employee Related Liabilities	2,842	4,600
Environmental Remediation Reserves	740	1,631
Deferred Revenues	3,433	5,683
Current Portion of Debt	3,902	9,593

Total Current Liabilities	39,312	43,922
Long-Term Debt	97,497	97,771
Environmental Remediation Reserves	15,758	15,880
Pension Obligations and Other Long-Term Liabilities	9,974	9,998

Total Liabilities	162,541	167,571

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,359,041 issued	933	933
Capital in Excess of Par Value	86,773	86,724
Retained Earnings	2,951	2,312
Treasury Stock - 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,081)	(1,103)

Total Shareholders’ Equity	72,594	71,884

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$235,135	$239,455

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Exhibit 99.1 Page 8

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2006	2005
Cash Flows from Operating Activities:
Net Income (Loss)	$639	$(1,305)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used by Operating Activities:
Depreciation and amortization	5,144	2,740
Non-cash interest expense	1,075	374
Share-based compensation	49	135
Gain on sale of assets	—	(630)
Changes in operating assets and liabilities:
Accounts receivable	1,956	(371)
Inventories	(13,919)	(6,695)
Prepaid expenses	(576)	(2,161)
Accounts payable and accrued liabilities	4,821	3,461
Deferred revenues	(2,250)	(256)
Environmental remediation reserves	(1,013)	(2,747)
Pension obligations, net	257	23
Discontinued operations, net	—	805
Other	(164)	893

Net Cash Used by Operating Activities	(3,981)	(5,734)

Cash Flows from Investing Activities:
Acquisition of businesses	—	(111,471)
Capital expenditures	(1,430)	(2,443)
Proceeds from sale of assets	—	2,395
Discontinued operations, net	7,510	(200)

Net Cash Provided (Used) by Investing Activities	6,080	(111,719)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	—	85,000
Payments of long-term debt	(7,287)	(162)
Debt issuance costs	—	(1,677)
Discontinued operations, net	—	(10)

Net Cash Provided (Used) by Financing Activities	(7,287)	83,151

Net Change in Cash and Cash Equivalents	(5,188)	(34,302)
Cash and Cash Equivalents, Beginning of Period	6,872	37,213

Cash and Cash Equivalents, End of Period	$1,684	$2,911

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Exhibit 99.1 Page 9

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)
Operating Segment Data:

	Three Months Ended
	December 31,
	2006	2005
Revenues:
Specialty Chemicals	$11,790	$4,705
Fine Chemicals	17,591	5,172
Aerospace Equipment	3,976	4,645
Other Businesses	1,531	1,963

Total Revenues	$34,888	$16,485

Segment Operating Income (Loss):
Specialty Chemicals	$3,493	$420
Fine Chemicals	2,919	951
Aerospace Equipment	186	261
Other Businesses	593	517
Total Segment Operating Income (Loss)	7,191 2,149
Corporate Expenses	(2,796)	(3,268)
Interest and Other Income (Expense), Net	(3,209)	(194)

Income (Loss) from Continuing Operations before Tax	$1,186	$(1,313)

Depreciation and Amortization:
Specialty Chemicals	$1,282	1,279
Fine Chemicals	3,697	1,300
Aerospace Equipment	32	17
Other Businesses	3	3
Corporate	130	141

Total Depreciation and Amortization	$5,144	$2,740

Segment EBITDA (a):
Specialty Chemicals	$4,775	$1,699
Fine Chemicals	6,616	2,251
Aerospace Equipment	218	278
Other Businesses	596	520

	$12,205	$4,748

Reconciliation of Loss from Continuing Operations before Tax to Consolidated EBITDA:

	Three Months Ended
	December 31,
	2006	2005
Income (Loss) from Continuing Operations before Income Tax	$1,186	$(1,313)
Interest expense	3,303	1,069
Depreciation and amortization	5,144	2,740
Share-based compensation	49	135

Consolidated EBITDA (b)	$9,682	$2,631

(a)	Segment EBITDA is defined as segment operating profit plus depreciation and amortization.

(b)	Consolidated EBITDA is defined as income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, and share-based compensation.
Segment EBITDA and Consolidated EBITDA are not a financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry. In addition, EBITDA is a significant measurement for covenant compliance under our credit facilities. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Exhibit 99.1 Page 10